Exhibit 99.1

       PERRIGO COMPANY REPORTS THIRD QUARTER FISCAL 2006 FINANCIAL RESULTS

    ALLEGAN, Mich., April 27 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO; TASE) today announced results for the third quarter of fiscal year 2006 ended March 25, 2006.

    The acquisition of Agis Industries was completed on March 17, 2005. Agis was first included in the consolidated balance sheet as of March 26, 2005 and operating results were first included in the quarter ended June 25, 2005.

                                 Perrigo Company
                    (in thousands, except per share amounts)

                            Third Quarter                  Nine Months
                     ---------------------------   ---------------------------
                         2006           2005           2006           2005
                     ------------   ------------   ------------   ------------
Sales                $    332,321   $    220,093   $  1,011,752   $    699,560
Net Income           $     20,861   $   (379,436)  $     59,138   $   (346,020)
Diluted EPS          $       0.22   $      (5.15)  $       0.63   $      (4.81)
Diluted Shares             94,044         73,660         94,143         71,970

    Third Quarter Results

    Net sales for the third quarter of fiscal 2006 were $332.3 million, an increase of $112.2 million, or 51 percent from $220.1 million last year, largely reflecting the addition of Agis' product sales. Net income was $20.9 million this year, or $0.22 per share and includes a $1.3 million reversal of the accrual related to the Loratadine recall. In fiscal 2005, the Company reported a net loss of $379.4 million, or $5.15 per share, which included charges of $395.6 million associated with the acquisition of Agis. Excluding these charges, net income and earnings per share would have been $16.2 million and $0.22 per share, respectively. (A reconciliation of these non-GAAP measures is shown in Table II at the end of this press release.)

    Commenting on third quarter results, David T. Gibbons, Perrigo Chairman, President and Chief Executive Officer, said, "The results in our Consumer Healthcare segment continue to reflect the ongoing market impact of pseudoephedrine-based cough and cold products, as retailers respond to the passage of Federal legislation. Despite a decline of $26 million in sales of pseudoephedrine products, our Consumer Healthcare sales increased 10 percent, as the pseudoephedrine sales loss was offset by topical product sales of $16 million related to the Agis acquisition, strong new product revenues in smoking cessation, and increased vitamin sales. In February, we began shipping over-the-counter nicotine lozenges, an aid to smoking cessation, and we expect to expand distribution of this product during the fourth quarter. We continue to see good results from our Rx and API businesses.

    "Cash flow in our third quarter was strong, allowing for continued share repurchases, dividend payments and debt reduction," concluded Gibbons.

    On February 21, 2006, the Company announced that the Board of Directors authorized the repurchase of an additional $60 million of common stock through February 16, 2007, under its ongoing share repurchase program.

    The $395.6 million of last year's acquisition-related charges noted above included:

    * A write-off of in-process research and development of $388.6 million, which was not deductible for tax purposes;
    * A charge for operational improvements and asset impairments in the Consumer Healthcare segment of $6.4 million pre-tax, or $4.1 million after-tax;
    * Acquisition-related legal, audit and integration expenses of $4.6 million pre-tax, or $2.9 million after-tax.

    Nine Months Results

    Net sales for the nine months ended March 25, 2006 were $1,011.8 million, an increase of $312.2 million, or 45 percent, compared with $699.6 million last year, largely reflecting the addition of Agis' product sales. Net income for the nine months this year was $59.1 million, or $0.63 per share and includes a $1.3 million reversal of the accrual related to the Loratadine recall. In fiscal 2005, the net loss was $346.0 million, or $4.81 per share, which included a charge for the Loratadine recall of $5.3 million, or $0.07 per share.

    Excluding an acquisition-related write-off of the step-up in the value of inventory acquired ($3.7 million after-tax, or $0.04 per share) and a gain on the sale of the interest in a Canadian distribution company ($2.9 million after-tax, or $0.03 per share), net income for the nine months in the current year would have been $59.9 million, or $0.64 per share. In the prior year nine months, excluding the $395.6 million of acquisition-related charges, net income would have been $49.6 million, or $0.69 per share. (A reconciliation of non-GAAP measures is shown in Table II at the end of this press release.)

    Outlook

    Mr. Gibbons stated, "Our full year guidance for reported earnings of $0.74 to $0.78 per share remains unchanged. Our third quarter results were in line with expectations as the Consumer Healthcare business continued to reflect the impact of pseudoephedrine product dynamics, while the Rx and API segments continued to deliver good operating results. Even with increasing investments in research and development and competitive pricing on several key Rx and API products in the fourth quarter, we still anticipate that results from these businesses will help to balance the challenges in Consumer Healthcare.

    "We expect recently launched new products in Consumer Healthcare to make significant revenue and profit contributions in the fourth quarter. Because of the new products, fourth quarter profitability should be in line with historical levels despite increased costs for the large number of cough/cold product reformulations and for investments to support our high standards of quality assurance.

    "We are disappointed by the year-over-year decline in Consumer Healthcare margins driven by pseudoephedrine and the resulting operational issues. We continue to invest in quality and new product development, and remain focused on cost reduction and operational changes that are necessary to drive margin improvement," concluded Gibbons.

    Consumer Healthcare

    Consumer Healthcare segment sales in the third quarter were $241.2 million compared with $219.7 million last year. A sales decline of $26 million in pseudoephedrine-based cough and cold products was offset by topical over-the-counter (OTC) product sales of $16 million related to the Agis acquisition and $24 million in new product sales. The Company began shipping nicotine polacrilix lozenges and recorded strong sales in the smoking cessation, feminine hygiene, and vitamin product categories. Operating income was $21.5 million and includes a $2.1 million reversal of the accrual related to the Loratadine recall. In fiscal 2005, operating income was $19.3 million. Excluding a $6.4 million charge for asset impairment and acquisition-related restructuring, operating income was $25.7 million.

    For nine months of fiscal 2006, Consumer Healthcare sales were $742.1 million, compared with $699 million in the nine months last year. A sales decline of $69 million in pseudoephedrine-based cough and cold products was offset by topical OTC product sales of $48 million related to the Agis acquisition and $51 million in new product sales. Operating income was $66.6 million, and includes a $2.1 million reversal of the accrual related to the Loratadine recall. In fiscal 2005, operating income was $73.7 million. Excluding a $6.4 million charge for asset impairment and acquisition-related restructuring, operating income was $80.1 million.

    Rx Pharmaceuticals

    The Rx Pharmaceuticals segment reported sales of $30.2 million and operating income of $4.3 million. The Company announced final approvals for desoximetasone gel, ciclopirox olamine cream, terconazole vaginal suppositories and a tentative approval for sertraline hydrochloride tablets during the quarter. In the prior year, the Rx Pharmaceutical segment reported an operating loss of $1.9 million, reflecting the Company's investment in the start-up of its generics business. For the nine months, sales were $88.0 million and operating income was $13.4 million, which included a pre-tax charge of $2.8 million for a product recall in the first quarter, compared with an operating loss of $5.5 million in the same period last year.

    API

    Third quarter sales for the API segment were $30.3 million and operating income was $8 million. Sales in the quarter included $4 million for non-product revenues. For the nine months, sales were $83.9 million and operating income was $21.1 million. Excluding a first quarter write-off of the step-up in the value of inventory acquired of $1.7 million, the API segment had operating income of $22.8 million for the nine months.

    Other

    The Other category, consisting of Israel Consumer Products and Israel Pharmaceutical and Diagnostic Products segments, reported sales of $30.6 million and an operating loss of $0.3 million. Sales for nine months were $97.8 million, with an operating loss of $0.6 million. Excluding a first quarter write-off of the step-up in the value of inventory acquired of $2.7 million, the Other category had operating income of $2.1 million.

    In the third quarter, unallocated expenses were $3.1 million, including corporate costs of $2.5 million and integration costs of $0.6 million. For nine months, unallocated expenses were $10.2 million, consisting of corporate costs of $7.6 million and integration costs of $2.6 million.

    Significant Events

    On February 2, 2006, the Company announced it received approval from the U.S. Food and Drug Administration (FDA) to market OTC nicotine polacrilix lozenges. With the approval, the Company was granted 180 days of generic market exclusivity. The FDA determined the product was bioequivalent to GlaxoSmithKline's Commit(R) lozenge, which is indicated as an aid to smoking cessation. Initial shipments of the product began in late-February.

    On February 2, the Company also said that it entered into a supply, purchase and license agreement with another pharmaceutical company pursuant to which the Company will produce API for the other company and sell certain intellectual property assets. The Company also entered into a collaboration agreement with that company pursuant to which the two companies will collaborate on the development and manufacture of two drug products. Revenues from sales under the supply, purchase and license agreement and fees from the collaboration agreement contributed to operating income in the third quarter and will continue to have a positive impact in the fourth quarter of fiscal 2006 and beyond.

    Perrigo will host a conference call to discuss fiscal 2006 third quarter results at 10 a.m. (ET) Thursday, April 27. The call and replay will be available via webcast on the Company's Web site at http://www.perrigo.com/investor/, or by phone, at 877-715-5282, International, 973-582-2850. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Thursday, April 27 until midnight Wednesday, May 3. To listen to the replay, call 877-519-4471, International 973-341-3080, access code 7293512.

    The Perrigo Company is a leading global healthcare supplier and the world's largest manufacturer of over-the-counter (OTC) pharmaceutical and nutritional products for the store brand market. Store brand products are sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. The Company also develops, manufactures and markets prescription generic drugs, active pharmaceutical ingredients and consumer products, and operates manufacturing facilities in the United States, Israel, United Kingdom, Mexico and Germany. Visit Perrigo on the Internet (http://www.perrigo.com).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 33 - 41 of the Company's Form 10-K for the year ended June 25, 2005, as well as the Company's subsequent filings with the Securities and Exchange Commission, for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 PERRIGO COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                Third Quarter                 Year-to-Date
                                         ---------------------------   ---------------------------
                                             2006           2005           2006           2005
                                         ------------   ------------   ------------   ------------
Net sales                                $    332,321   $    220,093   $  1,011,752   $    699,560
Cost of sales                                 235,043        157,132        721,988        504,830
Gross profit                                   97,278         62,961        289,764        194,730

Operating expenses
  Distribution                                  6,438          4,032         20,541         12,130
  Research and development                     12,260          7,224         37,135         22,864
  Selling and administration                   48,225         32,552        141,695         89,808
   Subtotal                                    66,923         43,808        199,371        124,802
  Write-off of in-process
   research and
   development                                      -        388,600              -        388,600
  Restructuring                                     -          6,382              -          6,382
     Total                                     66,923        438,790        199,371        519,784

Operating income (loss)                        30,355       (375,829)        90,393       (325,054)
Interest, net                                   2,465           (454)        11,606         (1,405)
Other income, net                              (2,310)        (1,091)        (9,346)        (1,584)

Income (loss) before
 income taxes                                  30,200       (374,284)        88,133       (322,065)
Income tax expense                              9,339          5,152         28,995         23,955

Net income (loss)                        $     20,861   $   (379,436)  $     59,138   $   (346,020)

Earnings (loss) per share
  Basic                                  $       0.23   $      (5.15)  $       0.64   $      (4.81)
  Diluted                                $       0.22   $      (5.15)  $       0.63   $      (4.81)

Weighted average
 shares outstanding
  Basic                                        92,683         73,660         92,966         71,970
  Diluted                                      94,044         73,660         94,143         71,970

Dividends declared per
 share                                   $      0.043   $      0.040   $      0.125   $      0.115

                                 PERRIGO COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                          March 25,        June 25,       March 26,
                                            2006            2005           2005
                                        -------------   -------------   -------------
                                         (unaudited)                     (unaudited)
Assets
Current assets
  Cash and cash equivalents             $      29,168   $      16,707   $      40,735
  Investment securities                         6,685          17,761          33,200
  Accounts receivable                         220,425         210,308         203,849
  Inventories                                 273,668         272,980         301,270
  Current deferred income taxes                47,088          55,987          47,380
  Prepaid expenses and other current
   assets                                      16,010          35,064          28,690
    Total current assets                      593,044         608,807         655,124

Property and equipment                        599,702         586,306         576,049
  Less accumulated depreciation               281,733         262,505         253,316
                                              317,969         323,801         322,733

Restricted cash                               400,000         400,000         400,000
Goodwill                                      147,633         150,293         150,226
Other intangible assets                       138,043         147,967         142,050
Non-current deferred income taxes              32,725          26,964          13,922
Other non-current assets                       41,460          47,144          47,126
                                        $   1,670,874   $   1,704,976   $   1,731,181

Liabilities and Shareholders' Equity
Current liabilities
  Accounts payable                      $     163,494   $     142,789   $     141,621
  Notes payable                                26,969          25,345          22,334
  Current maturities of long-term
   liabilities                                      -               -          20,000
  Payroll and related taxes                    48,632          42,326          48,160
  Accrued customer programs                    46,020          41,666          31,302
  Accrued liabilities                          46,832          57,532          74,496
  Accrued income taxes                          7,004          21,225          15,201
  Current deferred income taxes                 9,002           9,659           9,010
    Total current liabilities                 347,953         340,542         362,124

Non-current liabilities
  Long-term debt                              594,360         656,128         666,706
  Non-current deferred income taxes            68,924          74,379          59,740
  Other non-current liabilities                35,274          43,090          33,637
    Total non-current liabilities             698,558         773,597         760,083

Shareholders' equity
  Preferred stock, without par value,
   10,000 shares authorized                         -               -               -
  Common stock, without par value,
   200,000 shares authorized                  518,996         527,748         527,220
  Accumulated other comprehensive
   income (loss)                               (7,377)         (1,687)          6,275
  Retained earnings                           112,744          64,776          75,479
    Total shareholders' equity                624,363         590,837         608,974
                                        $   1,670,874   $   1,704,976   $   1,731,181

Supplemental Disclosures of Balance
 Sheet Information
  Allowance for doubtful accounts       $      10,619   $      10,370   $       8,280
  Allowance for inventory               $      43,035   $      38,095   $      27,841
  Working capital                       $     245,091   $     268,265   $     293,000
  Preferred stock, shares issued                    -               -               -
  Common stock, shares issued                  93,087          93,903          93,802

                                 PERRIGO COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                        Year-to-Date
                                               -------------------------------
                                                    2006             2005
                                               --------------   --------------
Cash Flows (For) From Operating
 Activities
  Net income (loss)                            $       59,138   $     (346,020)
  Adjustments to derive cash flows
   Write-off of in-process
    research and development                                -          388,600
    Depreciation and
     amortization                                      42,155           23,561
    Share-based compensation                            7,274            4,828
    Deferred income taxes                              (2,707)          (5,860)
  Sub-total                                           105,860           65,109

  Changes in operating assets and
   liabilities
    Accounts receivable                                (8,701)         (11,320)
    Inventories                                         1,201           10,202
    Accounts payable                                   19,180           (7,108)
    Payroll and related taxes                           5,928          (14,369)
    Accrued customer programs                           4,354           (2,398)
    Accrued liabilities                               (12,358)           4,090
    Accrued income taxes                              (17,480)           3,805
    Other                                              12,648            6,381
  Sub-total                                             4,772          (10,717)
    Net cash from operating
    activities                                        110,632           54,392

Cash Flows (For) From Investing
 Activities
  Purchases of securities                             (29,134)         (81,070)
  Proceeds from sales of
   securities                                          39,384          243,975
  Additions to property and
   equipment                                          (18,672)         (15,576)
  Acquisition of business, net of
   cash acquired                                            -         (381,569)
  Acquisition of assets                                     -           (5,562)
  Increase in restricted cash                               -         (400,000)
    Net cash for investing activities                  (8,422)        (639,802)

Cash (For) From Financing
 Activities
  Borrowings of short-term debt, net                    1,543            3,622
  Borrowings of long-term debt                         15,000          615,000
  Repayments of long-term debt                        (75,000)               -
  Increase in deferred debt issue
   costs                                                    -           (1,017)
  Tax effect of stock
   transactions                                          (762)           1,087
  Issuance of common stock                              5,223            6,137
  Repurchases of common stock                         (20,488)            (122)
  Cash dividends                                      (11,660)          (8,195)
    Net cash (for) from
    financing activities                              (86,144)         616,512

    Net increase in cash and
    cash equivalents                                   16,066           31,102
Cash and cash equivalents, at
 beginning of period                                   16,707            8,392
Effect of exchange rate changes on
 cash                                                  (3,605)           1,241
Cash and cash equivalents, at end
 of period                                     $       29,168   $       40,735

Supplemental Disclosures of Cash
 Flow Information
  Cash paid/received during the period for:
    Interest paid                              $       27,093   $          231
    Interest received                          $       15,870   $        2,193
    Income taxes paid                          $       40,106   $       22,537
    Income taxes refunded                      $        5,239   $        4,196

                                     Table I
                                 PERRIGO COMPANY
                               SEGMENT INFORMATION
                                 (in thousands)
                                   (unaudited)

                                              Third Quarter                     Fiscal Year
                                     -------------------------------   -------------------------------
                                          2006             2005             2006             2005
                                     --------------   --------------   --------------   --------------
Segment Sales
Consumer Healthcare                  $      241,238   $      219,690   $      742,091   $      698,993
Rx Pharmaceuticals                           30,237              403           87,976              567
API                                          30,250                -           83,903                -
Other                                        30,596                -           97,782                -
  Total                              $      332,321   $      220,093   $    1,011,752   $      699,560

Segment Operating Income (Loss)
Consumer Healthcare                  $       21,471   $       19,283   $       66,644   $       73,708
Rx Pharmaceuticals                            4,260           (1,887)          13,396           (5,537)
API                                           7,969                -           21,099                -
Other                                          (290)               -             (570)               -
Unallocated expenses                         (3,055)               -          (10,176)               -
Write-off of in process R&D                       -         (388,600)               -         (388,600)
Acquisition and integration costs                 -           (4,625)               -           (4,625)
  Total                              $       30,355   $     (375,829)  $       90,393   $     (325,054)

                                    Table II
                                 PERRIGO COMPANY
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                              Third Quarter                     Fiscal Year
                                     -------------------------------   -------------------------------
                                          2006             2005             2006             2005
                                     --------------   --------------   --------------   --------------
Net sales                            $      332,321   $      220,093   $    1,011,752   $      699,560

Reported gross profit                $       97,278   $       62,961   $      289,764   $      194,730
Inventory step-up                                 -                -            4,762                -
Adjusted gross profit                $       97,278   $       62,961   $      294,526   $      194,730
Adjusted gross profit %                        29.3%            28.6%            29.1%            27.8%

Reported operating income (loss)     $       30,355   $     (375,829)  $       90,393   $     (325,054)
Inventory step-up                                 -                -            4,762                -
Perrigo operational improvements                  -            3,150                -            3,150
Perrigo asset impairments                         -            3,232                -            3,232
Write-off of in-process R&D                       -          388,600                -          388,600
Acquisition costs                                 -            4,625                -            4,625
Adjusted operating income            $       30,355   $       23,778   $       95,155   $       74,553

Reported net income (loss)           $       20,861   $     (379,436)  $       59,138   $     (346,020)
Inventory step-up (1)                             -                -            3,714                -
Gain on sale of equity
 investment (2)                                                    -           (2,939)               -
Perrigo operational
 improvements (3)                                 -            2,016                -            2,016
Perrigo asset impairments (3)                     -            2,068                -            2,068
Write-off of in-process R&D(4)                    -          388,600                -          388,600
Acquisition costs (3)                             -            2,960                -            2,960
Adjusted net income                  $       20,861   $       16,208   $       59,913   $       49,624

Diluted earnings (loss) per
 share
Reported                             $         0.22   $        (5.15)  $         0.63   $        (4.81)
Adjusted                             $         0.22   $         0.22   $         0.64   $         0.69

Diluted weighted average
 shares outstanding                          94,044           73,660           94,143           71,970

(1) Net of taxes at 22%
(2) Net of taxes at 37%
(3) Net of taxes at 36%
(4) Write-off of in-process research and development is a permanent difference for tax purposes and thus is not tax effected

                               REPORTABLE SEGMENTS
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                              Third Quarter                     Year-To-Date
                                     -------------------------------   -------------------------------
                                          2006             2005             2006             2005
                                     --------------   --------------   --------------   --------------
Consumer Healthcare
Net sales                            $      241,238   $      219,690   $      742,091   $      698,993

Reported gross profit                $       61,467   $       62,648   $      184,838   $      194,499
Inventory step-up                                 -                -              318                -
Adjusted gross profit                $       61,467   $       62,648   $      185,156   $      194,499
Adjusted gross profit %                        25.5%            28.5%            25.0%            27.8%

Reported operating income            $       21,471   $       19,283   $       66,644   $       73,708
Inventory step-up                                 -                                                318
Perrigo operational improvements                  -            3,150                -            3,150
Perrigo asset impairments                         -            3,232                -            3,232
Adjusted operating income            $       21,471   $       25,665   $       66,962   $       80,090

API
Net sales                            $       30,250   $            -   $       83,903   $            -

Reported gross profit                $       14,310   $            -   $       39,111   $            -
Inventory step-up                                 -                -            1,747                -
Adjusted gross profit                $       14,310   $            -   $       40,858   $            -
Adjusted gross profit %                        47.3%             0.0%            48.7%             0.0%

Reported operating income            $        7,969   $            -   $       21,099   $            -
Inventory step-up                                 -                -            1,747                -
Adjusted operating income            $        7,969   $            -   $       22,846   $            -

Other
Net sales                            $       30,596   $            -   $       97,782   $            -

Reported gross profit                $        9,957   $            -   $       31,054   $            -
Inventory step-up                                 -                -            2,697                -
Adjusted gross profit                $        9,957   $            -   $       33,751   $            -
Adjusted gross profit %                        32.5%             0.0%            34.5%             0.0%

Reported operating loss              $         (290)  $            -   $         (570)  $            -
Inventory step-up                                 -                -            2,697                -
Adjusted operating loss              $         (290)  $            -   $        2,127   $            -

Unallocated
Reported operating loss              $       (3,055)  $     (393,225)  $      (10,176)  $     (393,225)
Write-off of in-process R&D                       -          388,600                -          388,600
Acquisition costs                                 -            4,625                -            4,625
Adjusted operating loss              $       (3,055)  $            -   $      (10,176)  $            -

SOURCE  Perrigo Company
    -0-                             04/27/2006
    /CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, E-mail:eschenk@perrigo.com /
    /First Call Analyst: /
    /FCMN Contact: phooker@perrigo.com /
    /Web site:  http://www.perrigo.com /